EXHIBIT 3.1

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACORDA THERAPEUTICS, INC.

Pursuant to Section 103 of the

General Corporation Law of the State of Delaware

Acorda Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 15, 2020 (the “Filing”), which requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware. The inaccuracy or defect in the Filing is that the second paragraph of the introductory paragraphs inaccurately states that the stockholders of the Corporation duly approved the Filing at the Corporation’s 2020 Annual Meeting of Stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware. Due to certain shares being voted by brokers without instructions from the beneficial owners of such shares at the 2020 Annual Meeting of Stockholders, the Corporation cannot be certain that the requisite vote was obtained and that the Filing was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

The Filing is hereby corrected to the nullify the amendment set forth therein, and the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on February 15, 2006 (the “Certificate of Incorporation”) is hereby corrected as follows:

Correction:	The first sentence of Article FOURTH of the Certificate of Incorporation, be and hereby is deleted in its entirety and the following sentence is inserted in lieu thereof:

“The Corporation shall have the authority to issue a total of 100,000,000 shares, divided into classes of (i) 80,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Correction to be signed by a duly authorized officer of the Corporation this 26th day of June, 2020.

ACORDA THERAPEUTICS, INC.

By: /s/ Andrew Mayer

Name:  Andrew Mayer

Title: Deputy General Counsel and Corporate Secretary